THE WASHINGTON POST COMPANY
1150 15TH STREET, N.W., WASHINGTON D.C. 20071




                                                                  March 25, 2005




TO OUR STOCKHOLDERS:

        You are cordially invited to the Company's 2005 Annual Meeting of Stockholders, which will be held in the Community Meeting Room, The Washington Post Building, 1150 15th Street, N.W., Washington, D.C., 20071 on Thursday, May 12, 2005, at 8:00 o'clock in the morning.

        In addition to electing Directors for the ensuing year, at the meeting stockholders will act on approval of an addition to the total number of shares of Class B Common Stock that may be awarded as restricted stock in the future under the Company's Incentive Compensation Plan, as more fully explained in the accompanying Proxy Statement. At the meeting there will be a report on the Company's activities.

        It is important that your shares be represented at the meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the internet. If you choose to vote your shares by telephone or on the internet, please follow the instructions on the enclosed Proxy.

                                                Sincerely yours,



                                                /s/ Donald E. Graham
                                                --------------------
                                                DONALD E. GRAHAM
                                                CHAIRMAN

THE WASHINGTON POST COMPANY




              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS/MAY 12, 2005


        The Annual Meeting of Stockholders of The Washington Post Company will be held in the Community Meeting Room, The Washington Post Building, 1150 15th Street, N.W., Washington, D.C., 20071 on Thursday, May 12, 2005, at 8:00 a.m., Eastern Daylight Saving Time, for the following purposes:

                1. To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

                2. To consider and act upon the reservation of additional shares of Class B Common Stock that may be awarded as restricted stock in the future under the Company's Incentive Compensation Plan.

                3. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 14, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

        It is important that your shares be represented and voted at the meeting, and you should therefore sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the internet. If you choose to vote your shares by telephone or on the internet, please follow the instructions on the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Annual Meeting. You may vote in person at the Annual Meeting even if you returned a Proxy, provided that you first revoke your Proxy.

                                        By Order of the Board of Directors,

                                        DIANA M. DANIELS, Secretary


Washington, D.C., March 25, 2005

THE WASHINGTON POST COMPANY
1150 15TH STREET, N.W., WASHINGTON D.C. 20071


                                                                  March 25, 2005

This proxy statement contains information relating to the 2005 Annual Meeting of Stockholders of The Washington Post Company (the "Company") to be held at the Company's headquarters, 1150 15th Street, NW, Washington, DC on Thursday, May 12, 2005 at 8:00 a.m., Eastern Daylight Saving time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2005 Annual Meeting of Stockholders. This proxy statement and the accompanying forms of proxy and voting instructions are being delivered to shareholders on or about March 25, 2005. The Board of Directors of the Company is making this proxy solicitation.


                              QUESTIONS AND ANSWERS

Q:      WHAT AM I VOTING ON?

A:      You are voting on the election of Directors for a term of one year. A
Board of ten Directors is to be elected, seven by the holders of Class A Stock voting separately as a class and three by the holders of Class B Stock voting separately as a class. All Directors will hold office until the next Annual Meeting and until their respective successors shall have been elected and shall have qualified or as otherwise provided in the By-laws of the Company.

        In the event any nominee withdraws or for any reason is not able to serve as a director, Donald E. Graham, John B. Morse, Jr., Diana M. Daniels and Gerald M. Rosberg, acting as your proxies, will either vote for such other person as the Board of Directors may nominate or will not vote for anyone to replace such nominee.

        In addition, you are voting on whether to approve the reservation of an additional 150,000 shares of Class B Common Stock that may be awarded to key employees of the Company as restricted stock in the future under the Company's Incentive Compensation Plan (a copy of which Plan, as amended and restated, has been filed with the Securities and Exchange Commission as Exhibit 10.1 to Form 8K filed January 21, 2005).

Q:      WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD?

A:      The Board recommends voting for each of the nominated Directors listed on the proxy card. The Board knows of no reason which would cause any nominee to be unable to act or to refuse to accept nomination or election.

        The Board recommends voting for the reservation of an additional 150,000 shares of Class B Common Stock that may be awarded to key employees of the Company as restricted stock in the future under the Company's Incentive Compensation Plan.

Q:      WILL ANY OTHER MATTERS BE VOTED ON?

A:      We are not aware of any other matters that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Donald E. Graham, John B. Morse, Jr., Diana M. Daniels and Gerald M. Rosberg, acting as your proxies, will vote for you in their discretion.

Q:      HOW DO I VOTE?

A:      There are four ways to vote:

                o By internet at http://www.eproxyvote.com/wpo. We encourage you to vote this way.
                o       By toll-free telephone at 877-779-8683.
                o       By completing and mailing your proxy card.
                o       By written ballot at the Meeting.

        If you vote by internet or telephone, your vote must be received by 5 p.m., Eastern Daylight Saving time, of the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Donald E. Graham, John B. Morse, Jr., Diana M. Daniels and Gerald M. Rosberg, as your proxies, will vote your shares in favor of the applicable nominated

Directors and in favor of the reservation of an additional 150,000 shares of Class B Common Stock that may be awarded to key employees of the Company as restricted stock in the future under the Company's Incentive Compensation Plan.

Q:      WHO CAN VOTE?

A:      You can vote at the Meeting if you were a shareholder of record as of the close of business on March 14, 2005 (the "Record Date"). Each share of Class A and Class B Common Stock is entitled to one vote on all matters on which such class of stock is entitled to vote. If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

Q:      CAN I CHANGE MY VOTE?

A:      Yes. You can change your vote or revoke your proxy any time before the
Meeting by:

                o       entering a new vote by internet or telephone
                o       returning a later dated proxy card
                o voting in person at the Meeting provided you first revoke your previously voted proxy.

Q:      WHAT VOTE IS REQUIRED TO APPROVE A PROPOSAL?

A:      Directors will be elected by a plurality of the votes cast at the
Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of directors. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote, but these shares will be counted for purposes of determining whether a quorum is present.

        Approval of the reservation of an additional 150,000 shares of Class B Common Stock for award under the Company's Incentive Compensation Plan is subject to the favorable vote of a majority of the holders of Class A Common Stock outstanding, voting as a class, and a majority of the holders of Class B Common Stock outstanding, voting as a class. Each Class A Stock Proxy and each Class B Stock Proxy executed and returned by a shareholder will be voted for this proposal, unless otherwise indicated on such Proxy. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the effect of a negative vote.

Q:      WHO WILL COUNT THE VOTE?

A:      EquiServe Trust Company, N.A. , the Company's transfer agent and registrar, will count the vote. One of its representatives will be included among the inspectors of votes.

Q:      WHO CAN ATTEND THE ANNUAL MEETING?

A:      All shareholders of record as of the close of business on March 14,
2005, can attend.

Q:      WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:      To attend the Meeting, please follow these instructions:

                o If you vote by using the enclosed proxy card, check the appropriate box on the card.
                o If you vote by internet or telephone, follow the instructions provided for attendance.
                o If a broker or other nominee holds your shares, bring proof of your ownership with you to the meeting.

        Seating at the Meeting will be on a first-come, first-serve basis, upon arrival at the Meeting.

Q:      CAN I BRING A GUEST?

A:      No. The Meeting is for shareholders only.

Q:      WHAT IS THE QUORUM REQUIREMENT OF THE MEETING?

A:      A majority of the outstanding shares on March 14, 2005, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 14, 2005, there were 1,722,250 shares of Class A Common Stock and 7,868,211 shares of Class B Common Stock outstanding and entitled to vote.

Q:      WHO IS SOLICITING PROXIES?

A:      Solicitation of proxies will be made by the Company's management through the mail, in person or by facsimile or telephone, without any additional compensation being paid to such members of the Company's management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to shareholders and the Company will reimburse them for their expenses in so doing.

Q:      WHEN ARE THE SHAREHOLDER PROPOSALS DUE FOR THE 2006 ANNUAL MEETING?

A:      Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the Securities and Exchange Commission's proxy rules, must be in writing, received by November 27, 2005, and addressed to the Secretary of the Company, 1150 15th Street, NW, Washington, DC 20071.

        Holders of Class B Stock are entitled to vote only for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options, on equity-compensation plans and any material revisions to the terms of such plans or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been and will not be included in the Company's proxy materials for annual meetings.

Q:      WHAT OTHER INFORMATION ABOUT THE WASHINGTON POST COMPANY IS AVAILABLE?

A:      The following information is available:

                o Annual Report on Form 10-K, which will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.
                o The Company also maintains on its internet website, www.washpostco.com, copies of the Annual Report on Form 10-K and the Annual Report to Shareholders and other information about the Company.

Q:      CAN I RECEIVE MATERIALS RELATING TO ANNUAL SHAREHOLDER MEETINGS
ELECTRONICALLY?

A:      To assist the Company in reducing costs related to the annual meeting, shareholders who vote via the internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the internet, you may consent online when you vote. If you hold shares through an intermediary such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

                       PROPOSAL 1: ELECTION OF DIRECTORS

                NOMINEES FOR ELECTION BY CLASS A STOCKHOLDERS

WARREN E. BUFFETT

        Mr. Buffett, age 74, has for more than thirty-four years been Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. (a diversified holding company). He was elected a Director of the Company in May 1996. Mr. Buffett is a member of the Executive Committee of the Board and serves as Chairman of the Finance Committee and as lead director of the Board. Mr. Buffett also served as a Director of the Company between 1974 and 1986. He is a director of Berkshire Hathaway Inc. and The Coca-Cola Company. Mr. Buffett is also a Life Trustee of Grinnell College and The Urban Institute.

BARRY DILLER

        Mr. Diller, age 63, has been Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp, formerly USA Interactive (an information, entertainment and direct selling company), since August 1995. He was elected a Director of the Company in September 2000 and is a member of the Finance and Compensation Committees of the Board. Since December 1992, beginning with QVC, Mr. Diller has served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of InterActiveCorp. From October 1984 to April 1992, Mr. Diller served as Chairman and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company, in addition to Fox's motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board of Directors of Paramount Pictures Corporation. Before joining Paramount, Mr. Diller served as Vice President of Prime Time Television for ABC Entertainment. Mr. Diller is a director of The Coca-Cola Company and he serves on the boards of Conservation International and Channel 13/WNET. He also is a member of the Board of Trustees of New York University and serves on the boards of a number of other educational and not-for-profit organizations.

MELINDA F. GATES

        Melinda F. Gates, age 40, is co-founder of the Bill & Melinda Gates Foundation. She was elected a Director of the Company in September 2004. After serving in a number of different positions since joining Microsoft Corporation in 1987, Mrs. Gates retired from her position as Microsoft's General Manager of Information Products in 1996. Following her retirement, she has directed her activities toward the non-profit world, having served as a member of the Board of Trustees of Duke University and co-chair of the Washington State Governor's Commission on Early Learning. She also serves as a director of drugstore.com, inc.

GEORGE J. GILLESPIE, III

        Mr. Gillespie, age 74, has since 1963 been a partner in Cravath, Swaine & Moore LLP, which is one of several law firms retained by the Company in 2003 and 2004 and which it proposes to retain in 2005. He has been a Director of the Company since 1974 and is a member of the Finance Committee of the Board. Mr. Gillespie is also Chairman of the Board of White Mountain Insurance Group, a director of the Museum of Television and Radio and serves on the boards of a number of foundations and other charitable organizations.

DONALD E. GRAHAM

        Mr. Graham, age 59, has been Chairman of the Board of the Company since September 1993 and Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 22.8% of the outstanding Class A Stock of the Company and his right to control the vote, as a trustee of certain family trusts, of an additional 30.98% of such stock, Mr. Graham effectively votes a total of 53.78% of the Class A shares. Mr. Graham is a trustee of the Federal City Council and the Philip L. Graham Fund, and he serves as Chairman and a director of DC College Access Program and as a director of The Summit Fund of Washington.

RICHARD D. SIMMONS

        Mr. Simmons, age 70, has been retired since June 1991; prior to his retirement he had been President and Chief Operating Officer of the Company for nearly ten years. Since September 1981, he has been a Director of the Company and is a member of the Finance and Audit Committees of the Board. Until May 1996, Mr. Simmons was also a member of the Compensation Committee of the Board. From 1989 to 1996, Mr. Simmons served as President of International Herald Tribune, S.A., a French publishing company then owned jointly by the Company and The New York Times Company.

GEORGE W. WILSON

        Mr. Wilson, age 67, has for more than twenty-three years been President and Chief Executive Officer of Newspapers of New England, Inc., President and Director of Newspapers of New Hampshire, Inc. and Newspapers of Massachusetts, Inc., and President of the Concord Monitor, which is published in Concord, N.H. He was elected a Director of the Company in September 1985 and serves as Chairman of the Compensation Committee of the Board of Directors. Mr. Wilson is also Chairman of the Board of Trustees of The Newspaper Foundation (New Hampshire).


                  NOMINEES FOR ELECTION BY CLASS B STOCKHOLDERS

JOHN L. DOTSON JR.

        Mr. Dotson, age 68, has been retired since June 2001; prior to his retirement he had been President and Publisher of the Akron Beacon Journal. He became a Director of the Company in July 2001 and is a member of the Compensation Committee of the Board. Mr. Dotson is a member of the Board of Directors of the Maynard Institute for Journalism Education, and a member of the John S. & James L. Knight Foundation Journalism Advisory Committee, the Board of Visitors of the University of North Carolina School of Journalism and Mass Communications and the Board of Visitors of the John S. Knight Fellowships (Stanford University).

RONALD L. OLSON

        Mr. Olson, age 63, has since 1970 been a partner in the law firm of Munger, Tolles & Olson LLP. He became a Director of the Company in September 2003 and is a member of the Audit Committee of the Board. Mr. Olson is also a director of Berkshire Hathaway Inc., Edison International and City National Corporation. He serves on the board of the California Institute of Technology, the RAND Corporation and a number of other not-for-profit organizations.

ALICE M. RIVLIN

        Dr. Rivlin, age 74, is a Professor at Georgetown University and a Senior Fellow in the Economic Studies Program at the Brookings Institute. She became a Director of the Company in July 2002 and is a member of the Audit Committee of the Board. Dr. Rivlin was Vice Chair of the Federal Reserve Board from 1996 to 1999, Director of the White House Office of Management and Budget from 1994 to 1996 and Deputy Director from 1993 to 1994. She served as Chair of the District of Columbia Financial Management Assistance Authority from 1998 to 2001. Dr. Rivlin was the founding Director of the Congressional Budget Office from 1975 to 1983 and Director of the Economic Studies Program at the Brookings Institute from 1983 to 1987. She served as Assistant Secretary for Planning and Evaluation at the U.S. Department of Health, Education and Welfare from 1968 to 1969. Dr. Rivlin has taught at Harvard University, the New School University and George Mason University and has served as President of the American Economic Association. She is currently a director of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). Dr. Rivlin also serves on a number of other not-for-profit organizations, including Public Agenda, the DC Charter Schools Association and the D.C. Chamber of Commerce.

BOARD COMMITTEES

        The standing committees of the Board include an Audit Committee, a Compensation Committee, an Executive Committee and a Finance Committee.

        Given the ownership structure of the Company and its status as a "controlled company" (see page 10), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation between the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

AUDIT COMMITTEE

        The functions of the Audit Committee include overseeing (i) management's conduct of the Company's financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company's financial statements, (iii) the Company's compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company's outside auditors, (v) the performance of the Company's internal audit function, (vi) the outside auditors' annual audit of the Company's financial statements and (vii) preparing any report required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee's charter is available on the Company's website www.washpostco.com.

        Ronald L. Olson, Alice M. Rivlin, and Richard D. Simmons (chairman) serve on the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are non-employee, "financially literate", "independent" directors within the meaning of the New York Stock Exchange listing standards, and all members of the Audit Committee are "independent" as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934. None of the members of the Audit Committee has, other than in their capacity as a Committee or Board member, accepted any consulting, advisory or other compensatory fee (other than pension or other forms of deferred compensation for prior service which is not contingent in any way on continued service) from the Company or its affiliates and none of the members of the Audit Committee has a material relationship with the Company.

        The Board has determined that Richard D. Simmons has the requisite background and experience to be and is designated an "audit committee financial expert" within the meaning of Item 401(h) of Regulation S-K. In addition, the Board has determined that all the members of the Audit Committee are well-grounded in financial matters and are familiar with generally accepted accounting principles. All the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent there are matters that come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on experts for their expertise.

        The Audit Committee held seven meetings in 2004.

COMPENSATION COMMITTEE

        The functions of the Compensation Committee include (i) reviewing the compensation for the Company's chief executive officer, (ii) consulting with the chief executive officer with respect to the compensation of the Company's other executives (including specifically approving all salaries of $200,000 or more per year, all incentive compensation awards and all other bonuses (other than sales bonuses) of $40,000 or more, and also awards of stock options), (iii) overseeing the administration of and determining awards under the Company's compensation plans and (iv) preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Compensation Committee's charter is available on the Company's website www.washpostco.com.

        Barry Diller, John L. Dotson Jr. and George W. Wilson (chairman) serve on the Compensation Committee. All members of the Compensation Committee are non-employee, "independent" directors within the meaning of the listing requirements of the New York Stock Exchange.

        The Compensation Committee held five meetings in 2004.

FINANCE COMMITTEE

        The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and disposition of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

        Barry Diller, George J. Gillespie III, Donald E. Graham, Richard D. Simmons and Warren E. Buffett (chairman) serve on the Finance Committee.

        The Finance Committee held one meeting in 2004.

EXECUTIVE COMMITTEE

        The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

        Warren E. Buffett and Donald E. Graham (chairman) serve on the Executive Committee.

        The Executive Committee held six meetings in 2004.

MEETING ATTENDANCE

        The Board held a total of six meetings in 2004. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served, with the exception of Melinda F. Gates, who was appointed to the Board in September 2004.

        The Board does not have a policy of requiring directors to attend annual meetings of shareholders and leaves it entirely at the discretion of each director as to whether he or she will attend the meeting. Four directors attended the 2004 annual meeting of shareholders.

DIRECTOR COMPENSATION

        Annual Payments. During 2004, non-employee directors received:

        o       $60,000 as a retainer,
        o reimbursement of out-of-pocket expenses for the meetings they attend, and
        o members of the Audit Committee received an additional $10,000 annually for their service on that committee.

        The chairmen of Board committees each received an additional $5,000. The employee director received no additional compensation for serving on the Board.

DEFERRED COMPENSATION

        The Company has in place a voluntary fee deferral plan for directors of the Company. The plan provides an opportunity for participants to elect to defer the receipt of all or a portion of the fees received for service as a director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election.

"CONTROLLED COMPANY"

        The descendants of Katharine Graham (including the Company's chief executive officer and Chairman of the Board) and trusts for the benefit of those descendants own all the shares of Class A Common Stock, which have the right to vote for 70% of the Board of Directors, and thus the Company is a "controlled company" for purposes of Section 303(A) of the New York Stock Exchange Listed Company Manual. As a "controlled company," the Company is exempted from the requirement that it have a nominating/corporate governance committee. Notwithstanding its being a "controlled company", the Board has determined that Warren E. Buffett, Barry Diller, John L. Dotson Jr., Melinda F. Gates, Ronald L. Olson, Alice M. Rivlin, Richard D. Simmons and George W. Wilson, who together constitute a majority of the board, are "independent" as outlined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

MEETINGS OF THE NON-MANAGEMENT DIRECTORS

        The listing requirements of the New York Stock Exchange call for the non-management directors of the Company to meet regularly in executive session without management. The Board has appointed Mr. Warren E. Buffett as lead director and to preside at the executive sessions. The non-management directors met once in November 2004 and expect to meet in executive session in 2005 as appropriate.

COMMUNICATING WITH DIRECTORS

        Interested parties may communicate concerns to the lead director or the other directors of the Company through Global Compliance Services, the Company's third party managed hotline (1-866-687-8972) or online at https://www.compliance-helpline.com/WashPostCo.jsp.

           STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information in the following two tables relates to each person who, on February 1, 2005, was a "beneficial owner" (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company's Class A or Class B Stock. Under the proxy rules, a person is deemed to be the "beneficial owner" of stock if such person has (or shares) either investment power or voting power over such stock, or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security which is convertible into such stock. A substantial number of shares of the Company's Class A and Class B Stock are held in trusts or subject to other agreements which provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a "beneficial owner" of the shares so held. Furthermore, in many cases such persons do not include the beneficiary of the trust who, although not deemed to be a "beneficial owner" in the absence of voting or investment power over the shares, is nevertheless shown below as a beneficial owner because of the beneficiary's economic interest in the shares. In addition, since all the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each "beneficial owner" of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a "beneficial owner" of the same number of shares of Class B Stock; in indicating below a person's "beneficial ownership" of shares of Class B Stock it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a "beneficial owner". For these reasons there is very substantial duplication in the numbers of shares and percentages shown in the following table.


                           PRINCIPAL HOLDERS OF STOCK

                                                                               SHARES (%)
                                                             ----------------------------------------------
NAME AND ADDRESS OF                                            CLASS A STOCK               CLASS B STOCK*
BENEFICIAL OWNER                                             -----------------            -----------------
----------------
Donald E. Graham (a)(i) ...................................  1,562,609 (90.7%)            3,493,134 (36.4%)
  1150 15th Street, N.W.
  Washington, D.C.
William W. Graham (b)(i) ..................................    299,849 (17.4%)                          **
  11661 San Vincente Blvd., Suite 401
  Los Angeles, California
Stephen M. Graham (c)(i) ..................................    324,670 (18.9%)                          **
  18 E. 78th Street
  New York, N.Y.
Elizabeth G. Weymouth (d)(i) ..............................    585,200 (34.0%)                590,200 (6.2%)
  251 West 57th Street
  New York, N.Y.
George J. Gillespie, III (e)(i) ...........................    612,990 (35.6%)               987,286 (10.3%)
  825 Eighth Avenue
  New York, N.Y
Daniel L. Mosley (f)(i) ...................................    668,908 (38.8%)                671,883 (7.0%)
  825 Eighth Avenue
  New York, N.Y
Berkshire Hathaway Inc. (g) ...............................                --              1,727,765 (18.0%)
  1440 Kiewit Plaza
  Omaha, Nebraska
Franklin Mutual Advisers, LLC (h) .........................                --                 550,923 (5.8%)
  51 John F. Kennedy Parkway
  Short Hills, NJ

-----------------------------
* The calculations set forth in this table relating to percentage ownership of Class B Stock include 1,722,250 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

**  Less than five percent.


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(a) According to information as of February 1, 2005 and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 392,695 (22.8%) shares, sole investment power, 392,695 (22.8%) shares, shared voting power, 1,162,714 (67.5%) shares, and shared investment power, 1,162,714 (67.5%)
     shares. The holdings of Class A Stock recorded for Mr. Graham include 7,200 shares held by Mr. Graham's wife, in which he disclaims beneficial ownership. Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 1,811,211 (18.9%) shares, sole investment power 83,446 (<1%) shares, shared voting power 84,314 (<1%) shares, and shared investment power, 84,314 (<1%) shares. The holdings of Class B Stock recorded for Mr. Graham include 35,000 shares of Class B Stock held by Mr. Graham's wife, in which he disclaims beneficial ownership and 1,526,609 (16.0%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham. The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc., which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated as of February 25, 1977, and amended and extended on September 13, 1985, and on May 15, 1996, which has a termination date (which may be extended) of February 24, 2007.

(b) According to information as of February 1, 2005, and available to the Company, Mr. William Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 107,849 (6.3%) shares, and shared investment power, 107,849 (6.3%) shares. In addition, Mr. William Graham, as the beneficiary of trusts even though he has no voting or investment power with respect thereto, is deemed to be the beneficial owner of 192,000 (11.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. William Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than five percent.

(c) According to information as of February 1, 2005, and available to the Company, Mr. Stephen Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 166,670 (9.7%) shares, and shared investment power, 166,670 (9.7%) shares. In addition, Mr. Stephen Graham, as the beneficiary of trusts even though he has no voting or investment power with respect thereto, is deemed to be the beneficial owner of 158,000 (9.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. Stephen Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than five percent.

(d) According to information as of February 1, 2005, and available to the Company, Mrs. Weymouth has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 76,834 (4.5%) shares, sole investment power, 76,834 (4.5%) shares, shared voting power, 425,366 (24.7%) shares, and shared investment power, 425,366 (24.7%) shares. In addition Mrs. Weymouth, as the beneficiary of a trust even though she has no voting or investment power with respect thereto, is deemed the beneficial owner of 83,000 (4.8%) shares of Class A Stock. Mrs. Weymouth also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 5,000 (<1%) shares, and sole investment power, 5,000 (<1%) shares. The holdings of Class B Stock recorded for Mrs. Weymouth include 585,200 (6.1%) shares issuable upon conversion of shares of Class A Stock deemed to beneficially owned by her.

(e) According to information as of February 1, 2005, and available to the Company, Mr. Gillespie, as trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 612,990 (35.6%) shares, and shared investment power, 612,990 (35.6%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 4,000 (<1%) shares, sole investment power, 4,000 (<1%) shares, shared voting power, 370,296 (3.9%) shares and shared investment power, 370,296 (3.9%) shares. The holdings of Class B Stock recorded for Mr. Gillespie include 612,990 (6.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie, as trustee of various trusts.

(f) According to information as of February 1, 2005, and available to the Company, Mr. Mosley, as trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 668,908 (38.8%) shares, and shared investment power, 668,908 (38.8%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 668,908 (6.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley, as trustee of various trusts.

(g) According to information as of February 1, 2005, and available to the Company, Berkshire Hathaway Inc. ("Berkshire") is the beneficial owner of 1,727,765 (18.0%) shares of Class B Stock. The ownership of these shares is through several subsidiaries of Berkshire. Mr. Warren Buffett is Chairman of the Board of Berkshire. Mr. Buffett, the estate of Susan Buffett, (of which Mr. Buffett is the executor) and certain trusts of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 32.7% of the aggregate economic interest of Berkshire Class A and Class B common stock and Mr. Buffett may be deemed to be in control of Berkshire under Federal securities laws. With respect to shares of Class B Stock owned by subsidiaries of Berkshire, Mr. Buffett, Berkshire and such subsidiaries may be considered to share investment power. Pursuant to an agreement dated as of February 25, 1977 and amended and extended on September 13, 1985, and on May 15, 1996 (which has a termination date (which may be extended) of February 24, 2007), Mr. Buffett, Berkshire and such subsidiaries have granted Mr. Donald Graham a proxy to vote such shares in his discretion.

(h) According to information based on the Schedule 13G filed by Franklin Mutual Advisers, LLC on February 4, 2005, Franklin Mutual Advisers, LLC ("Franklin"), was deemed to be the beneficial owner of 550,923 (5.8%) shares of Class B Stock. Shares held in such name are believed to be held for the accounts of a number of beneficial owners. Franklin has sole voting and investment power over 550,923 (5.8%) shares of Class B Stock.

(i) According to information as of February 1, 2005, and available to the Company, Mr. Donald Graham, Mrs. Weymouth, and Mr. Gillespie share voting and investment power over 425,366 (24.7%) shares of Class A Stock; Mr. Gillespie and Mr. William Graham share voting and investment power over 18,000 (1.1%) shares of Class A Stock; Mr. Gillespie, Mr. William Graham and Mr. Donald Graham share voting and investment power over 36,452 (2.1%) shares of Class A Stock; Mr. Gillespie, Mr. Stephen Graham and Mr. Donald Graham share voting and investment power over 41,366 (2.4%) shares of Class A Stock; Mr. Donald Graham and Mr. Gillespie share voting and investment power over 91,806 (5.3%) shares of Class A Stock; Mr. Donald Graham and Mr. Daniel L. Mosley share voting and investment power over 453,830 (26.4%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. William Graham share voting and investment power over 53,397 (3.1%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. Stephen Graham share voting and investment power over 60,497 (3.5%) shares of Class A Stock; Mr. Stephen Graham and Mr. Mosley share voting and investment power over 64,807 (3.8%) shares of Class A Stock; Mr. Donald Graham and Mr. Gillespie share voting and investment power over 30,000 (<1%) shares of Class B Stock; Mr. Donald Graham and Mr. Mosley share voting and investment power over 2,975 (<1%) shares of Class B Stock; Mr. Donald Graham, Mr. William Graham and Mr. Gillespie share voting and investment power over 5,000 (<1%) shares of Class B Stock; Mr. Donald Graham shares voting and investment power over 46,399 (<1%) shares of Class B Stock held by the Philip L. Graham Trust; Mr. Gillespie shares voting power and investment power over 335,296 (3.5%) of Class B Stock held by various trusts for the benefit of other descendants of Eugene Meyer.

        The table below, which is based upon information furnished to the Company by its Directors and officers, shows as of February 1, 2005, for each person nominated for election as a Director, and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock "beneficially owned" (as defined in the Securities and Exchange Commission's proxy rules) and, in the case of each nominee for election as a Director, the nature of such "beneficial ownership". For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

                      HOLDINGS OF DIRECTORS AND OFFICERS***

                                                                     SHARES (%)
                                                    ---------------------------------------------
                                                           CLASS A               CLASS B (A)
                                                    --------------------     --------------------
Warren E. Buffett**** ............................            -                 1,727,765(18.0%)
Barry Diller .....................................            -                            1000*
John L. Dotson Jr. ...............................            -                             100*
Melinda F. Gates .................................            -                           1,100*
George J. Gillespie, III** .......................      612,990(35.6%)            987,286(10.3%)
Donald E. Graham** ...............................    1,562,609(88.6%)          3,493,134(36.4%)
Ronald L. Olson ..................................            -                             300*
Alice M. Rivlin ..................................            -                              10*
Richard D. Simmons ...............................            -                           7,428*
George W. Wilson(b) ..............................            -                             305*
All Directors and executive officers as a group,
  eliminating duplications .......................    1,580,609(91.2%)       3,907,522(40.8%)(c)

-----------------------------
*    Less than one percent.

**   See Table of "Principal Holders of Stock" on page 11.

*** Unless otherwise indicated, the Directors and officers listed below have sole voting and investment power with respect to such securities.

**** With respect to voting securities which may be beneficially owned by Mr.
     Buffett, see footnote (g) on page 12.

(a) Includes 1,722,250 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

(b) Includes 105 shares of Class B Stock owned by Mr. Wilson's wife in which he disclaims beneficial ownership.

(c) This number includes 1,580,609 shares of Class B Stock issuable upon conversion of shares of Class A Stock "beneficially owned" by Directors and executive officers and 11,500 shares of Class B Stock which Directors and executive officers have the right to purchase on or before April 1, 2005 pursuant to stock options; it does not include 94,434 shares of Class B Stock held as of February 1, 2005 by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class B Common Stock.

        To the Company's knowledge, based solely on a review of such reports and on information furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 2, 2005, all applicable Section 16(a) filing requirements were complied with, except for one by George W. Wilson with respect to a broker-based dividend reinvestment program for shares owned by Mr. Wilson's spouse, in which he disclaims beneficial ownership.

               PROPOSAL 2: APPROVAL OF RESERVATION OF ADDITIONAL
             SHARES FOR THE GRANT OF FUTURE RESTRICTED STOCK AWARDS

        The Company's Board of Directors believes it is in the best interests of the Company to reserve an additional 150,000 shares of Class B Common Stock of the Company to be made available for awards of restricted stock that may be granted in the future under the Company's Incentive Compensation Plan and thereby preserve the ability of the Company to make grants of restricted stock when such action is deemed appropriate in order to attract or retain capable key employees. The Board of Directors has approved the reservation of an additional 150,000 shares of Class B Common Stock and unanimously voted to submit and recommend such action to the stockholders of the Company for adoption.

        As of March 1, 2005, 33,195 shares of the Company's Class B Common Stock were subject to restricted stock awards outstanding and 10,960 were available for future restricted stock awards under the Incentive Compensation Plan. On March 1, 2005, the reported closing price of the Class B Common Stock on the New York Stock Exchange was $896.50.

        The Long-Term Incentive Compensation Plan, the predecessor Plan to the Incentive Compensation Plan, was originally approved by the holders of Class A Common Stock in December 1981. Under the Long-Term Incentive Compensation Plan, 275,000 shares of Class B Common Stock were reserved for issuance as restricted stock to be awarded to officers and key employees of the Company and its subsidiaries. In 2001, the Annual Incentive Compensation Plan, originally approved by the holders of Class A Common Stock in February 1974, was re-combined with the Long-Term Incentive Compensation Plan to create one Incentive Compensation Plan.

        The purpose of the Incentive Compensation Plan was and is to secure to the Company and its shareholders the benefits of the incentive inherent in the ownership of, and the opportunity to own, Class B Common Stock of the Company by employees who have been or will be responsible for its future growth and continued success. There are at present approximately 233 employees who hold restricted stock grants (many of whom have received more than one grant). Awards are granted at the discretion of the Compensation Committee of the Board of Directors consisting of not less than three members of the Board, each of who shall be a "disinterested" person within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation Committee are appointed by the Board of Directors of the Company, serve at the pleasure of the Board and are ineligible to receive restricted stock awards. The Committee shall have complete authority to establish rules and regulations for the administration of the Incentive Compensation Plan. The current members of the Compensation Committee are Barry Diller, John L. Dotson Jr. and George W. Wilson.

        Based on Award Cycles determined by the Compensation Committee, which shall not be less than three years, the Committee is authorized to award shares of the Company's Class B Common Stock subject to a restriction prohibiting the sale or transfer of the shares until the end of the Award Cycle for which they were awarded. No individual may be granted more than 10,000 shares of restricted stock in the aggregate under all outstanding, unexpired Award Cycles. The recipient of restricted stock is the owner of the shares and is entitled to all the rights of ownership (including the right to receive dividends) from the effective date of the award, except that the shares may not be sold or otherwise transferred until the day following the end of the Award Cycle for which they are awarded (the "Vesting Date").

        If a recipient of restricted stock remains continuously employed through the end of the Award Cycle for which such award was made, the restriction will then terminate on all his or her restricted stock. If the recipient's employment terminates before the Vesting Date because of death, disability or retirement at normal retirement age, the restriction will terminate as to a prorated percentage of the payout value of his or her restricted stock. The prorated percentage is calculated by dividing his months of service during the Award Cycle by the number of months from the effective date of his or her award to the Vesting Date.

        If the recipient's employment terminates before the Vesting Date because of early retirement, or for any other reason (other than death, disability or retirement at normal retirement age) at least two years after the effective date of his or her award, the Committee will determine the percentage of his or her restricted stock as to which the restriction will terminate, but in no event may such percentage exceed the prorated percentage. Finally, if the recipient's employment terminates for any other reason within two years after the date of his or her award his or her restricted stock will effectively be cancelled. If, when a recipient's employment terminates, he or she holds shares of restricted stock as to which the restriction on transfer does not terminate, the ownership of such shares reverts to the Company, and shall not be available to be awarded under the Incentive Compensation Plan in the future.

        The Incentive Compensation Plan may be amended by the Board of Directors of the Company. However, approval of stockholders entitled to vote thereon must be obtained for any amendment which either increases (a) the maximum number of shares of restricted stock that may be awarded under the Incentive Compensation Plan, or (b) the maximum number of shares of restricted stock that may be awarded to a participant. The approval of Class B Common Stock shareholders is required for any modifications for which approval is required by applicable law or exchange listing requirements.

        The Company cannot now determine the number of restricted shares to be received by all current executive officers as a group and all other key employees as a group. The table set forth below shows, for each person named in the table on page 16 who is eligible to receive awards of restricted stock under the Incentive Compensation Plan, for all current executive officers as a group, for all non-executive officer directors as a group and for all employees other than executive officers, (1) the number of restricted shares awarded since December 28, 2003 through March 1, 2005 and (2) the market value of such shares on March 1, 2005.

                         RESTRICTED STOCK GRANTS BETWEEN
                       DECEMBER 28, 2003 AND MARCH 1, 2005

---------------------------------------- -----------------  --------------------
                                            MARKET VALUE          NUMBER OF
                                                 ON               SHARES OF
                                            MARCH 1, 2005     RESTRICTED STOCK
---------------------------------------- -----------------  --------------------
NAME
  Donald E Graham ......................             --                --
  John B. Morse Jr. ....................       $179,300               200
  Gerald M. Rosberg ....................        134,475               150
  Diana M. Daniels .....................        112,063               125
  Ann L. McDaniel ......................        134,475               150

  Executive Group ......................        560,313               625
  Non-Executive Director Group .........             --                --
  Non-Executive Officer Employee Group .     13,976,435            15,590


        FINANCIAL EFFECT

        The financial effect of this proposal depends on a number of variables including the number of shares of restricted stock that are awarded and that vest over any given period of time and the market value of the restricted stock when it is awarded and when the restrictions lapse.

        For illustrative purposes, a projection has been made of the maximum cost to the Plan over the eight-year period 2005-2012. For purposes of such projection it was assumed that during such eight-year period there would be four Award Cycles of 15,000 shares each (four-year cycles beginning in 2005, 2007, 2009 and 2011), the market value of the Class B Stock and the Company's pre-tax income will increase at an annual rate of 5%, that all the restricted stock awards vest fully, that the dividends on such shares will equal .05% of pre-tax income. Based on those assumptions, during such eight year period the Company's aggregate pre-tax earnings would be $5.4 billion, the aggregate charge to such earnings to reflect awards of restricted stock under the Incentive Compensation Plan (including dividends) would be $61.7 million or approximately 1.13% of such pre-tax earnings.

        FEDERAL INCOME TAX CONSEQUENCES

        In the year in which the restrictions on transfer of shares of restricted stock terminates, (i) the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares on the date the restriction terminates and (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so realized.

        Approval of the proposal is subject to the favorable vote of a majority of the holders of Class B Common Stock outstanding, voting as a class, and a majority of the holders of Class A Common Stock outstanding, voting as a class. Each Class A Stock Proxy and each Class B Stock Proxy executed and returned by a shareholder will be voted for Proposal 2, unless otherwise indicated on such Proxy. Any shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a negative vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.


                             EXECUTIVE COMPENSATION

        The following table shows the compensation paid by the Company during 2002, 2003 and 2004 to each of the chief executive officer and the four most highly compensated executive officers of the Company.


                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                        ------------------------------------ ---------------------------------------- --------------
                                                                                 AWARDS                    PAYOUTS
                                                                   OTHER     --------------------------- ------------
                                                                   ANNUAL      RESTRICTED    SECURITIES                  ALL OTHER
                                                                   COMPEN-       STOCK       UNDERLYING      LTIP         COMPEN-
PRINCIPAL POSITION             YEAR      SALARY($)   BONUS($)(1)  SATION($)   AWARDS($)(2)   OPTIONS(#)  PAYOUTS($)(1)  SATION($)(3)
                              ------    ----------- ------------ ----------- -------------- ------------ ------------ --------------
Donald E. Graham ..........    2004      $400,000            -        -            -                -              -      $10,918
Chief Executive Officer        2003       400,000            -        -            -                -       $400,000       10,658
                               2002       400,000            -        -        $216,113             -              -        8,840

John B. Morse, Jr .........    2004       500,000     $360,750        -            -            1,000              -       30,902
Vice President and Chief       2003       450,000      327,555        -            -                -        335,400       24,922
Financial Officer              2002       385.000      277,197        -         144,075             -              -       23,116

Gerald M. Rosberg .........    2004       360,000      207,792        -            -                -              -       18,978
Vice President                 2003       340,000      197,989        -            -                -        212,850       16,638
                               2002       315,000      201,600        -          90,047             -              -       16,185

Diana M. Daniels ..........    2004       335,000      193,362        -            -                -              -       22,322
Vice President                 2003       325,000      189,254        -            -                -        193,500       16,840
                               2002       305,000      195,195        -          90,047             -              -       15,742

Ann L. McDaniel ...........    2004       325,000      187,590        -            -            1,000              -       36,252
Vice President                 2003       300,000      174,696        -            -            1,000         96,750       15,881
                               2002       270,000      172,800        -         108,056             -              -       12,975

-----------------------------
(1)     Awards may be in the form of cash or deferred cash.

(2) The numbers in this column represent the dollar value of the restricted stock awarded to the named executive in the relevant fiscal year, regardless of the effective date of the award, which may in some cases be the next fiscal year. The Compensation Committee of the Board of Directors approved grants of restricted stock for the 2005-2008 Award Cycle, effective January 3, 2005, to various key employees of the Company, including the named executives as follows: Mr. Morse--200 shares; Mr. Rosberg--150 shares; Ms. Daniels--125 shares and Ms. McDaniel--150 shares. Mr. Graham declined to receive a restricted stock award for the 2005-2008 Award Cycle. As of the end of fiscal 2004, the chief executive officer and the other named executives had the following aggregate restricted stock holdings: Mr. Graham--600 shares, $589,500; Mr. Morse--375 shares, $368,438; Mr. Rosberg--250 shares, $245,625; Ms.
        Daniels--250 shares, $245,625 and Ms. McDaniel--275 shares, $270,188. Dividends are paid on restricted stock and are the same as dividends on non-restricted stock.

(3) Contributions to 401(k) savings plans and the Supplemental Executive Retirement Plan ("SERP") constitute "all other compensation" for 2004 as follows: Mr. Graham--$10,660 in Company contributions to 401(k) plan; Mr. Morse--$10,660 in Company contributions to 401(k) plan and $15,340 in Company credits to SERP account; Mr. Rosberg--$10,660 in Company contributions to 401(k) plan and $8,060 in Company credits to SERP account; Ms. Daniels--$10,660 in Company contributions to 401(k) and $6,760 in Company credits to SERP account; and Ms. McDaniel--$10,660 in Company contributions to 401(k) plan and $6,240 in Company credits to SERP account. In addition, Mr. Graham had $258 of life insurance imputed income, Mr. Morse had $4,902 of life insurance imputed income, Mr. Rosberg had $258 of life insurance imputed income, Ms. Daniels had $4,902 of life insurance imputed income and Ms. McDaniel had $1,170 of life insurance imputed income, which, in each case, is included under "all other compensation." Ms. McDaniel also had $18,182 of financial services planning provided by the Company which is included under "all other compensation."

                                            OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------  ---------------------------

                                                                                                POTENTIAL REALIZABLE
                                  INDIVIDUAL GRANTS                                               VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                                                              STOCK PRICE APPRECIATION
                                                                                                FOR OPTION TERM
----------------------------  ------------------------------------------------------------  ---------------------------
                                NUMBER OF      PERCENT OF
                               SECURITIES    TOTAL OPTIONS
                               UNDERLYING      GRANTED TO      EXERCISE OF
                                 OPTION        EMPLOYEES       BASE PRICE     EXPIRATION
NAME                           GRANTED(#)    IN FISCAL YEAR      ($/SH)           DATE          5%($)         10%($)
----                          ------------  ----------------  -------------  -------------  ------------  -------------
   Donald E. Graham.......             -                 -               -             -              -              -
   John B. Morse, Jr......         1,000               25%         $953.50      12/13/14       $599,651     $1,519,633
   Gerald M. Rosberg......             -                 -               -             -              -              -
   Diana M. Daniels.......             -                 -               -             -              -              -
   Ann L. McDaniel........         1,000               25%         $953.50      12/13/14       $599,651     $1,519,633

                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                    AND FY-END OPTION VALUES
-------------------------------------------  --------------  -------------  ----------------  ------------------
                                                                                                  VALUE OF
                                                                                NUMBER OF        UNEXERCISED
                                                                               UNEXERCISED      IN-THE-MONEY
                                                                                OPTIONS AT       OPTIONS AT
                                                                             FISCAL YEAR-END   FISCAL YEAR-END
                                                                                    (#)              ($)
-------------------------------------------  --------------  -------------  ----------------  ------------------
                                                 SHARES
                                               ACQUIRED ON       VALUE         EXERCISABLE/      EXERCISABLE/
NAME                                           EXERCISE (#)    REALIZED($)    UNEXERCISABLE      UNEXERCISABLE
----                                         --------------  -------------  ----------------  ------------------
   Donald E. Graham......................                -              -                 -                   -
   John B. Morse, Jr.....................                -              -       4,000/1,000       $1,698,750/$0
   Gerald M. Rosberg.....................                -              -           6,000/0       $2,774,312/$0
   Diana M. Daniels......................                -              -           1,000/0         $439,500/$0
   Ann L. McDaniel.......................              750       $317,135         500/2,000   $157,935/$241,160

                                             EQUITY COMPENSATION PLAN INFORMATION (1)
---------------------------------  -----------------------------  -------------------------------  -------------------------------
                                                                                                   NUMBER OF SECURITIES REMAINING
                                    NUMBER OF SECURITIES TO BE                                      AVAILABLE FOR FUTURE ISSUANCE
                                      ISSUED UPON EXERCISE OF         WEIGHTED-AVERAGE EXERCISE       UNDER EQUITY COMPENSATION
                                   OUTSTANDING OPTIONS, WARRANTS    PRICE OF OUTSTANDING OPTIONS     PLANS (EXCLUDING SECURITIES
                                             AND RIGHTS                  WARRANTS AND RIGHTS           REFLECTED IN COLUMN (A))
PLAN CATEGORY                                   (a)                              (b)                             (c)
---------------------------------  -----------------------------  -------------------------------  -------------------------------
   Equity compensation
   plans approved by
   security holders..............             122,250                          $561.05                          298,875
   Equity compensation
   plans not approved by
   security holders..............                   -                                -                                -
                 Total...........             122,250                          $561.05                          298,875

---------------------------

1 This table does not include information relating to restricted stock grants awarded under The Washington Post Company Incentive Compensation Plan, which plan was approved by the Class A Shareholders of the Company. As of the end of the fiscal year 2004, there were 13,291 shares of restricted stock outstanding under the 2001-2004 Award Cycle and 14,510 shares of restricted stock outstanding under the 2003-2006 Award Cycle that had been awarded to employees of the Company and its subsidiaries (including those executives named in the summary compensation table on page 16). On January 3, 2005, there were 13,090 shares of restricted stock outstanding under the 2005-2008 Award Cycle that had been awarded to employees of the Company and its subsidiaries (including those executives named in the summary compensation table on page 16). On January 4, 2005, the restrictions lapsed on 13,291 shares of restricted stock previously awarded in the 2001-2004 Award Cycle. As of February 1, 2005, there were a total of 27,870 shares of restricted stock outstanding under The Washington Post Company Incentive Compensation Plan. There are 11,135 shares of restricted stock available for further issuance under that Plan.

        In addition, the Company has from time to time awarded special discretionary grants of restricted stock to employees of the Company and its subsidiaries. On February 1, 2005, there were a total of 5,425 shares of restricted stock outstanding under special discretionary grants approved by the Compensation Committee of the Board of Directors, none of which were granted to those executives named in the summary compensation table on page 16.

                                RETIREMENT PLANS

        BASIC PLAN. Most employees of the Company, including the executives named in the summary compensation table, are eligible to participate (subject to minimum service requirements) in the Company's defined benefit retirement plan. Benefits under this basic plan are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration. The Company and each of its business units also maintain 401(k) savings plans in which most employees are eligible to participate (subject to minimum service requirements).

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. All amounts over $170,000 (effective January 1, 2005) that would otherwise be payable under a basic defined benefit retirement plan are currently subject to reduction because of the annual pension limitation imposed by the Internal Revenue Code of 1986, as amended, although the extent of such reductions may vary in individual cases depending on circumstances existing at the time retirement payments commence. In addition, defined benefit pension benefits and defined contribution plan benefits payable by tax-qualified plans may not be based on annual compensation exceeding maximum amounts imposed by the Internal Revenue Code of 1986, as amended ($210,000 per year effective January 1, 2005).

        To offset these limitations on retirement benefits, the Company adopted effective January 1, 1989, an unfunded Supplemental Executive Retirement Plan (the "SERP"), which is patterned after similar plans adopted by many other companies. Under the Company's SERP there will be calculated for certain participating executives (including the executive officers named in the summary compensation table) a "supplemented normal retirement benefit", which will be determined under the rules of the qualified defined benefit retirement plan, but without reference to either of the above-mentioned limitations and will also include in earnings not only base salary (as in the past) but also bonuses under the Incentive Compensation Plan. The SERP also provides a supplemental defined contribution plan benefit, which is equal to the applicable company matching contribution percentage times the participating executive's base salary that is in excess of the annual covered compensation limit with respect to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching company credit each year. Starting in 1994, a number of other management employees (not including said executive officers) became participants under the Company's SERP with respect to the supplemental normal retirement benefit only. For these participants, the supplemented normal retirement benefits will be determined without reference to either of the above-mentioned limitations, but will include in earnings only base salary and not bonuses. In each case in which a retiring executive's supplemented normal retirement benefit exceeds the benefit payable by the retirement plan or plans in which the executive has participated, the Company will pay such excess amount to him or her as a supplemental retirement benefit. Participation in the SERP is determined by the Compensation Committee of the Board of Directors, which has designated as participants a number of senior executives including all those named in the summary compensation table (except that Mr. Graham, who has elected not to participate in savings plan features of the SERP, will be covered only by the retirement plan features of the SERP described above).

        As of December 31, 2004, Mr. Graham had 31 years of service under the Company plan, Mr. Morse had 16 years of service under the Company plan, Mr. Rosberg had 9 years of service under the Company plan, Ms. Daniels had 27 years of service under the Company plan and Ms. McDaniel had 21 years of service under the Company plan.

        The following table shows the estimated maximum annual benefits payable upon retirement at age 65 to persons in specified remuneration and years-of-service classifications who participate in both the basic retirement plans and the SERP (which includes all the executive officers named in the summary compensation table):

                                         PENSION PLAN TABLES
          -----------------------------------------------------------------------------
                                         ESTIMATED MAXIMUM ANNUAL PENSION
          COVERED                       (COMPUTED AS STRAIGHT LIFE ANNUITY)
          COMPENSATION            FOR REPRESENTATIVE YEARS OF CREDITED SERVICE(A)
          -----------------------------------------------------------------------------
          COMPANY
          P LAN(B)(C)      10        15         20         25         30          35
          -----------  ---------  ---------  ---------  ---------  ---------  ---------
           $300,000     $54,500    $81,750    $109,000   $136,250   $163,500   $163,500
            400,000      72,000    108,000     144,000    180,000    216,000    216,000
            450,000      80,750    121,125     161,500    201,875    242,250    242,250
            500,000      89,500    134,250     179,000    223,750    268,500    268,500
            550,000      98,250    147,375     196,500    245,625    294,750    294,750
            600,000     107,000    160,500     214,000    267,500    321,000    321,000
            650,000     115,750    173,625     231,500    289,375    347,250    347,250
            700,000     124,500    186,750     249,000    311,250    373,500    373,500
            750,000     133,250    199,875     266,500    333,125    399,750    399,750
            800,000     142,000    213,000     284,000    355,000    426,000    426,000
            850,000     150,750    226,125     301,500    376,875    452,250    452,250

---------------------------
(a) Before deducting the effect on benefits of an offset applicable to certain benefits paid under the Company plan and based on average social security covered compensation over the employee's career. For an individual retiring at age 65 during 2004 the deduction would be as follows for the indicated number of years of credited service: 10 years, $2,776; 15 years, $4,164; 20 years, $5,551; 25 years, $6,939; 30 and 35 years, $8,327.

(b) Plan provides increased benefits for years of service after 1991. The benefits shown in the table are those provided for service after 1991.

(c) This table does not include estimated annual pension calculations for individuals who, commencing in 2003, meet the "Rule of 90" (i.e., the participant's age when added to his or her years of service adds to 90) and thus became eligible to receive an actuarially unreduced pension upon retirement before age 65.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERALL POLICY

        The Company's executive compensation program is based on the premise that compensation should be competitive and linked to corporate performance. To that end, the Company has developed an overall compensation strategy and compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified short-term and long-term performance goals and to long-term appreciation in the Company's stock price. The strategy also supports an environment that rewards Company and business unit achievement as compared to that of industry performance levels over a number of years, where such comparisons are appropriate. The Company seeks to offer compensation that will attract and retain key executive talent critical to the long-term success of the Company, to motivate these executives to achieve goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

        Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive report from the Company's Vice President responsible for human resources assessing the effectiveness of the Company's compensation program and comparing the Company's executive compensation, corporate performance and total return to shareholders to a group of corporations that represent companies with business portfolios similar to that of the Company. The Compensation Committee reviews the selection of peer companies used for compensation purposes. Certain information about compensation levels in other companies included in this report is collected by independent consultants. The Compensation Committee uses the median executive compensation range of such peer companies as a guideline in setting the compensation of the Company's executives. The peer companies used for compensation purposes are constructed on a division-by-division basis and, thus, are not necessarily identical to the Standard & Poor's Publishing Index in the Performance Graph included in this proxy statement. For example, in determining the companies by which to measure the Company's broadcasting division, the comparison is made with purely broadcasting companies or broadcasting divisions within multimedia companies; in contrast the companies included in the indices selected for comparison purposes in the Performance Graph consist of companies with multimedia holdings. The annual compensation reviews permit an ongoing evaluation of the link between the Company's and its business units' performance and its executive compensation in the context of the compensation programs of other companies and of the Company's total return to shareholders.

        The Compensation Committee determines the compensation of approximately the 126 most highly compensated corporate and divisional executives, including the chief executive officer and the other executives named in the summary compensation table. In reviewing the individual performance of the named executives, the Compensation Committee takes into account the views of Mr. Graham.

        The key elements of the Company's executive compensation consist of base salary, annual bonus, performance units, restricted stock and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Graham, the Company's chief executive officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to an individual, including special incentive compensation plans, pension and savings plan benefits, supplemental retirement benefits and other benefits as well.

BASE SALARIES

        Base salaries for executives are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including, where available, a comparison to base salaries for comparable positions at other media and for-profit education companies, as applicable.

        Salary adjustments are generally implemented on a twelve-month or longer cycle and upon promotion. Such adjustments are determined by evaluating the performance of the Company and the individual executive officer, and may also take into account new responsibilities. In the case of executives with responsibility for a particular business unit, such unit's financial results are also considered, including, depending on the business unit, revenue, operating income and cash flow. The Compensation Committee, where appropriate, also considers other measures. These may include, among other factors, increases in market share, reduction or cost containment in operating expenses, journalistic achievements, improvements in product quality and improvements in relations with customers, suppliers and employees, and comparisons to base salaries for comparable positions at other media or for-profit education companies, as applicable. In order to preserve flexibility in setting compensation, the Compensation Committee has not established specific elements of Company or business unit performance, which must be evaluated or assigned relative weights to such elements. Different factors are considered in evaluating each executive's base salary depending on such executive's position and business unit.

        With respect to the base salary paid to Mr. Graham in 2004, the Compensation Committee took into account a comparison of base salaries of chief executive officers of peer companies, the Company's results in 2003 and the performance of the Company. The Compensation Committee also took into account Mr. Graham's service to the Company and his performance since 1979 when he became publisher of The Washington Post. The Compensation Committee noted that Mr. Graham's base salary is significantly below the median of base salaries paid to chief executive officers of peer companies. However, because of Mr. Graham's continued request, for personal reasons, to forego a base salary increase, Mr. Graham's base salary in 2004 remained at $400,000, the level established in 1991 upon his promotion to President and chief executive officer. The Compensation Committee does not give significance to the below market salary of Mr. Graham when reviewing and establishing base salary levels for other exec-utives.

INCENTIVE COMPENSATION PLAN

         The Company has an incentive compensation plan made up of two components--annual and long-term--under which awards are made primarily to key management and professional employees, including the Company's executive officers, who have made or are in a position to make significant contributions to the profitability of the Company and enhance shareholder value. The plan is administered by the Compensation Committee.

ANNUAL COMPONENT

        The annual component of the Incentive Compensation Plan provides for annual incentive compensation awards based on the Company's and its business units' short-term, i.e., annual, financial performance. At the end of 2003, the Compensation Committee approved a range of incentive payouts for 2004 keyed to performance against specified goals related to budgeted operating income, cash flow or earnings per share, which vary by business unit. Mr. Graham waived participation in the annual component of the Incentive Compensation Plan with respect to 2004. In 2004 the Company exceeded its budgeted earnings per share goal. Annual incentive compensation awards were paid to the executive officers named in the summary compensation table on page 16.

LONG-TERM COMPONENT

        To balance the annual component of the Incentive Compensation Plan, which is intended to reward short-term financial performance, the long-term component provides incentives for improved financial performance over periods of Award Cycles (which beginning in 1983 have consisted, and are expected to continue to consist, primarily of four-year periods starting at two-year intervals).

PERFORMANCE UNITS.

        In January 2005, the Compensation Committee of the Board of Directors approved grants of Performance Units for the 2005-2008 Award Cycle to various key employees of the Company, including the chief executive officer and the named executives. Pursuant to these grants, the chief executive officer and the named executives received the following: Donald E. Graham, 7,500 Performance Units; John B. Morse, Jr., 5,000 Performance Units; Gerald M. Rosberg, 3,500 Performance Units; Diana M. Daniels, 1,700 Performance Units; and Ann L. McDaniel, 3,500 Performance Units. Each Performance Unit has a nominal value of $100. The number of Units awarded was determined with reference to an individual's scope of responsibilities and level of Plan participation. The payout opportunities for the 2005-2008 Award Cycle for Performance Units granted to these individuals will be based on the achievement of financial and operating goals of certain of the major operating divisions.

        In December 2002, the Compensation Committee of the Board of Directors approved grants of Performance Units for the 2003-2006 Award Cycle to various key employees of the Company, including the chief executive officer and the named executives. Pursuant to these grants, the chief executive officer and the named executives received the following: Donald E. Graham, 7,500 Performance Units; John B. Morse, Jr., 4,000 Performance Units; Gerald M. Rosberg, 2,500 Performance Units; Diana M. Daniels, 1,700 Performance Units; and Ann L. McDaniel, 2,500 Performance Units. In January 2005, the Compensation Committee approved grants of additional shares of Performance Unites for the 2003-2006 Award Cycle to various key employees of the Company, including the chief executive officer and the named executives. Pursuant to the additional grants, the chief executive officer and the named executives received the following additional Performance Units: Donald E. Graham, 781 Performance Units; John B. Morse, Jr., 417 Performance Units; Gerald M. Rosberg, 260 Performance Units; Diana M. Daniels, 177 Performance Units; and Ann L. McDaniel, 260 Performance Units. Each Performance Unit has a nominal value of $100. The number of Units awarded was determined with reference to an individual's scope of responsibilities and level of Plan participation. The payout opportunities for the 2003-2006 Award Cycle for Performance Units granted to these individuals will be based on the achievement of financial and operating goals of certain of the major operating divisions.

        In December 2000, executive officers of the Company, including the chief executive officer and the named executives, were granted Performance Units for the 2001-2004 Award Cycle. Pursuant to these grants, the chief executive officer and the named executives received the following: Donald E. Graham, 7,500 Performance Units; John B. Morse, Jr., 2,800 Performance Units; Gerald M. Rosberg, 2,000 Performance Units; Diana M. Daniels, 1,600 Performance Units; and Ann L. McDaniel, 1,500 Performance Units. As in the past, each Performance Unit has a nominal value of $100. The number of Units awarded is determined with reference to an individual's scope of responsibilities and level of Plan participation. The payout opportunities for the 2001-2004 Award Cycle for Performance Units granted to these individuals will be based on the achievement of financial and operating goals of certain of the major operating divisions. The final Performance Unit valuation for the 2001-2004 Award Cycle was determined in March 2005. For the 2001-2004 Award Cycle, Mr. Graham received $400,000 in payout of his 7,500 Performance Units.

RESTRICTED STOCK.

        In December 2004, the named executives and other key employees were granted new Restricted Stock, effective January 3, 2005, for the 2005-2008 Award Cycle, based on plan levels similar to those used for determining the number of shares of Restricted Stock in prior years. The number of shares of Restricted Stock awarded is determined by an individual's scope of responsibilities and relative level of Plan participation. Awards to the named executives are referenced in the footnote to the column headed "Restricted Stock Awards" in the Summary Compensation Table shown on page 16. Mr. Graham declined to be considered for an award of Restricted Stock for the 2005-2008 Award Cycle.

        In December 2002, the named executives and other key employees were granted new Restricted Stock for the 2003-2006 Award Cycle, based on plan levels similar to those used for determining the number of shares of Restricted Stock in prior years, including 300 shares of Restricted Stock awarded to Mr. Graham. The number of shares of Restricted Stock awarded is determined by an individual's scope of responsibilities and relative level of Plan participation. Awards to the named executives are referenced in the footnote to the column headed "Restricted Stock Awards" in the Summary Compensation Table shown on page 16.


        On January 4, 2005, the restrictions terminated on shares of Restricted Stock awarded to Mr. Graham and the other named executives for the 2001-2004 Award Cycle. Mr. Graham received unrestricted title to 300 shares having a fair market value of $286,923 as of that date.

SPECIAL INCENTIVES.

        From time to time the Compensation Committee adopts special targeted incentive plans for key executives. These plans provide a one-time special incentive opportunity based on the achievement of special quantifiable operating objectives. No special incentive plans are currently in place for any of the named executives.

STOCK OPTION PLAN

        Under the Company's Stock Option Plan, which was approved by shareholders, shares of Class B Stock are issuable upon the exercise of stock options that have been or may be granted to key employees of the Company and its subsidiaries, including the executives whose compensation is detailed in this proxy statement.

        The Compensation Committee believes that significant equity interests in the Company held by key employees responsible for the Company's future growth and continued success align the interests of shareholders and management, since the full benefit of the compensation package cannot be realized unless stock appreciation occurs over a number of years. In the opinion of management, which is concurred in by the Compensation Committee, there are at present 50 key employees who fall within that category and have been awarded stock options. Although there is no target stock ownership level for key employees, in determining the number of shares to be granted under options, the Compensation Committee takes into account the amount and value of options currently held, as well as makes a judgment about the level of contribution already made by and the potential of such key employees to continue to make contributions to the Company. The Compensation Committee does not assign relative weights to such factors.

        Given Mr. Graham's significant ownership in the Company (see description of holdings under "Stock Holdings of Certain Beneficial Owners and Management"), the Compensation Committee has not granted any stock options to Mr. Graham.

        One stock option award was granted to each of two of the executives whose compensation is detailed in this proxy statement during 2004.

OTHER COMPENSATION PLANS

        At various times in the past the Company has adopted certain broad-based employee benefit plans in which the chief executive officer and the other named executives are eligible to participate on the same terms as nonexecutive employees who meet applicable eligibility criteria, subject to applicable legal limitations on the amount of benefits that may be payable pursuant to those plans. Benefits under the savings and retirement plans are not tied to Company performance.

        For the chief executive officer and certain other senior executives and managerial employees, including the named executives, the Company's Supplemental Executive Retirement Plan ("SERP") provides tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company's savings and retirement plans, but which exceed benefits permitted under the Company's plans because of tax law limitations. In 2004 no amount was accrued for the benefit of Mr. Graham with respect to an employer credit under the Company's SERP inasmuch as Mr. Graham waived his right for 2004 to maintain a separate unfunded savings plan account under the SERP. The amount accrued to the named executives are shown in the footnote to the column headed "All other compensation" in the Summary Compensation Table shown on page 16. The estimated annual pension amounts set forth in the table on page 19 show the maximum benefits payable to Mr. Graham and the named executives upon retirement at age 65, to the extent they participate in the basic retirement plan and the supplemental executive retirement plan. The benefits payable to Mr. Graham and the named executives under the SERP are determined with reference to compensation including annual bonuses under the Incentive Compensation Plan.

        The Company has in place a voluntary deferred compensation plan for senior executives. The plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Incentive Compensation Plan. Elections to defer must be filed in advance of earning such awards. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election.

CONCLUSION

        Through the programs described above, a significant portion of the Company's executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and deems it desirable that compensation paid under the Incentive Compensation Plan and the Stock Option Plan meet the requirements of Section 162(m) of the Internal Revenue Code concerning deductibility of executive compensation. However, the Committee reserves the right to put in place compensation programs that do not meet the requirements of
Section 162(m) resulting in compensation payments that are not deductible by the Company, if such programs are otherwise in the best interests of the Company.

                                                George W. Wilson, Chairman
                                                Barry Diller
                                                John L. Dotson Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Barry Diller, John L. Dotson Jr. and George W. Wilson served as members of the Compensation Committee in 2004.

                             AUDIT COMMITTEE REPORT

        One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently there are three non-employee members of the Board on the Audit Committee -- Ronald L. Olson, Alice M. Rivlin, and Richard D. Simmons, who serves as chairman of the Audit Committee. The Audit Committee operates under a mandate from the Board of Directors, which has determined that each Committee member is "independent" under the listing standards of the New York Stock Exchange and Item 7 of Rule 14a-101 of the Security Exchange Act of 1934. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than director and committee fees and pension or other forms of deferred compensation (not contingent in any way on continued service), (iii) is an executive officer of a company that makes payments to or receives payments from the Company in an amount which exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

        Management has the primary responsibility for the preparation of the Company's financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon and on management's assessment of the effectiveness of the Company's internal controls. In this context, the Audit Committee's responsibility is to monitor and review these processes, as well as the independence and performance of the Company's auditors. The Audit Committee has relied in undertaking its monitoring and review responsibilities, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting procedures in the United States of America and on the representations of PricewaterhouseCoopers LLP included in their report on the Company's financial statements.

        The Audit Committee has reviewed and discussed the audited fiscal year 2004 financial statements with the Company's management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether PricewaterhouseCoopers LLP's provision of non-audit services to the Company is compatible with the independence of such firm.

        The Audit Committee also paid close attention to, and devoted considerable time on, reviewing and understanding the certification process on internal controls mandated under Section 404 of the Sarbanes/Oxley Act of 2002, as well as the progress being made by the Company and the independent auditors in meeting the required deadline for certification under Section 404 for fiscal year 2004.

PRE-APPROVAL POLICY

        In 2004, the Audit Committee again reviewed and re-authorized its policies and procedures with regard to the pre-approval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor's independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Chairman of the Audit Committee, as well as revise the list of general pre-approved services from time to time, based on subsequent determinations.

        The Audit Committee will not delegate its responsibilities to pre-approve services performed by the independent auditor to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

        The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor's independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

        The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. Pre-approval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

        Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Controller (or other designated officer), and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        In addition, the Audit Committee has established procedures for and received periodic reports on the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party managed telephone hotline.

AUDIT FEES

        The fees paid to PricewaterhouseCoopers LLP for the annual audit, statutory audits and review of financial statements included in the Company's Form 10-Qs, including reimbursable expenses, were $3,800,000 in 2004 and $1,574,000 in 2003, which fees were reviewed and approved by the Audit Committee.

AUDIT-RELATED FEES

        The fees paid to PricewaterhouseCoopers LLP for assurance and related services reasonably related to the performance of the audit or review of financial statements and not included under "Audit Fees" above, including reimbursable expenses, were $200,000 in 2004 and $414,000 in 2003, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis, audits of employee retirement and savings plans, and other audit-related reports.

TAX FEES

        The fees paid to PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning, including reimbursable expenses, were $801,000 in 2004 and $1,499,000 in 2003, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, expatriate tax services, and Federal, multi-state and foreign tax consulting.

ALL OTHER FEES

        The fees paid to PricewaterhouseCoopers LLP for all other products and services provided by PricewaterhouseCoopers LLP, specifically software tools, were $1,500 in 2004 and $4,000 in 2003. There were no fees paid to PricewaterhouseCoopers LLP for financial information systems design or implementation in either 2004 or 2003.

        Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 2, 2005, for filing with the Securities and Exchange Commission.

                                            Richard D. Simmons, Chairman
                                            Ronald L. Olson
                                            Alice M. Rivlin

                                PERFORMANCE GRAPH

        The following graph is a comparison of the yearly percentage change in the Company's cumulative total shareholder return with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Publishing Index. The Standard & Poor's 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The Standard & Poor's Publishing Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The McGraw-Hill Companies, Meredith Corporation, The New York Times Company, The Times Mirror Company (through the date of its acquisition by Tribune Company in May 2000) and Tribune Company, weighted by market capitalization.

        The graph reflects the investment of $100 on December 31, 1999, in the Company's Class B Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Publishing Index. For purposes of this graph, it has been assumed that dividends were reinvested on the date paid in the case of the Company and on a quarterly basis in the case of the Standard & Poor's 500 Index and the Standard & Poor's Publishing Index.

                           THE WASHINGTON POST COMPANY
                    CUMULATIVE TOTAL SHAREHOLDER RETURN FOR
                    FIVE-YEAR PERIOD ENDING DECEMBER 31, 2004




                              [PERFORMANCE GRAPH]





    DECEMBER 31 ...                  1999     2000     2001    2002     2003     2004
      Washington Post               100.00   112.15   97.32   136.72   147.80   185.04
      S&P 500 Index                 100.00    90.90   80.09    62.39    80.29    89.03
      S&P Publishing                100.00    89.71   92.84    98.92   117.52   114.13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Effective September 2004, the Company renewed for one year a contract with Mrs. Elizabeth Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, under which she contributes articles to The Washington Post newspaper and is to be compensated at the rate of $25,000 annually. In addition, Mrs. Weymouth is employed full-time as a Senior Editor at Newsweek magazine with an annualized base compensation of $170,000.

        Effective January 1, 2005, Katharine Weymouth, the granddaughter of the late Mrs. Katharine Graham, the daughter of Mrs. Elizabeth Weymouth and the niece of Mr. Donald Graham, was appointed Vice President-Advertising of The Washington Post newspaper. Ms. Weymouth has an annual base salary of $195,000 and a bonus potential of 40% of base salary based on the achievement of pre-established goals in 2005. In 2004, Katharine Weymouth held the position of Director of Advertising Sales of The Washington Post newspaper and she received a salary of $155,074 and earned a bonus of $88,642. She has been awarded 75 shares of restricted stock from the 2003-2006 Award Cycle and 100 shares of restricted stock from the 2005-2008 Award Cycle.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        As of the date of this Proxy Statement the only matters that the Board of Directors expects to present to the meeting are those discussed herein. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

        Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants to audit and report on its financial statements for the fiscal year 2005. The same firm has acted as the Company's independent accountants continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement he may desire with respect to the Company's financial statements for 2004 and his firm's relationship with the Company, and will be available to respond to appropriate questions from stockholders.

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                                      2005











                          THE WASHINGTON POST COMPANY

The WASHINGTON POST COMPANY

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8289
EDISON, NJ 08818-8289





                                                        Voter Control Number
                                                        --------------------

                                                        --------------------
                                           Your vote is important. Please vote immediately.
              --------------------------------------------------     --------------------------------------------------

                     Vote-by-Internet                                     Vote-by-Telephone
                                                                 OR
              --------------------------------------------------     --------------------------------------------------


                1. Access the WEBSITE                                   1. Call toll-free using a Touch Tone phone
                   HTTP://WWW.EPROXYVOTE.COM/WPO                           1-877-PRX-VOTE (1-877-779-8683)

                2. Enter your Voter Control Number listed above         2. Enter your Voter Control Number listed above
                   and follow the easy steps outlined on the               and follow the easy recorded instructions.
                   secured website.
              --------------------------------------------------     --------------------------------------------------



                                      DETACH HERE if you are returning your proxy card by mail
------------------------------------------------------------------------------------------------------------------------------------

    Please mark your
[X] votes as in
    this example.

--------------------------------------------------------------------------------
                           THE WASHINGTON POST COMPANY
--------------------------------------------------------------------------------
This proxy will be voted as specified. If no direction is given, proxy will be voted "FOR"
proposals 1, 2 and 3.
                                                                                                              FOR   AGAINST  ABSTAIN
1.  Election of Directors. (Check only one box)            2.  To approve the reservation of an additional    [ ]     [ ]      [ ]
    Nominees: 01 John L. Dotson Jr., 02 Ronald L. Olson,       150,000 shares of Class B Common Stock of the
              and 03 Alice M. Rivlin                           Company for future grants under the Company's
                                                               Incentive Compensation Plan.

                FOR      WITHHELD
          FOR                    WITHHELD                                                                     FOR   AGAINST  ABSTAIN
          ALL   [ ]         [ ]  FROM ALL                  3.  To transact such other business as may         [ ]     [ ]      [ ]
        NOMINEES                 NOMINEES                      properly come before said meeting or any
                                                               adjournment thereof.
      [ ]____________________________________________
         For all nominees (except as stockholder may
         indicate above)


                                                           Mark box at right if you plan to attend the Annual Meeting.          [ ]

                                                           Mark box at right if an address change or comment has been
                                                           noted on the reverse side of this card.                              [ ]


                                                           Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


Signature: __________________________________ Date: _____________ Signature:  _________________________________ Date: _____________


----------------------------------------------------------------------------------------------------------------
          VOTE BY TELEPHONE                    VOTE BY INTERNET                      VOTE BY MAIL
        Call TOLL-FREE using a              Access the WEBSITE and             Return your proxy in the
           Touch Tone phone                     cast your vote                  POSTAGE-PAID envelope
            1-877-PRX-VOTE              HTTP://WWW.EPROXYVOTE.COM/WPO                  provided
            1-877-779-8683
----------------------------------------------------------------------------------------------------------------

  VOTE 24 HOURS A DAY, 7 DAYS A WEEK!
  Your telephone or Internet vote must be received by 5:00 p.m. eastern daylight time on May 11, 2005, to be counted in the final tabulation.

  VOTE BY TELEPHONE
  Have your proxy card available when you call the Toll-Free number 1-800-PRX-VOTE using a Touch-Tone phone.
  You will be prompted to enter your control number printed on your proxy card and then you can follow the simple prompts that will be presented to you to record your vote. If you vote your shares by telephone, you do not need to return the proxy card.

  VOTE BY MAIL
  Have your proxy card available when you access the website http://www.eproxyvote.com/wpo. You will be prompted to enter your control number printed on your proxy card and then you can follow the simple prompts that will be presented to you to record your vote. If you vote shares electronically, you do not need to return the proxy card.

  VOTE BY MAIL
  Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: The Washington Post Company, c/o EquiServe Trust Co., N.A., P.O. Box 8289, Edison, NJ 08818-8289.

  TO CHANGE YOUR VOTE
  Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m. eastern daylight time on May 11, 2005 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.

                          DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
----------------------------------------------------------------------------------------------------------------
                                         THE WASHINGTON POST COMPANY
                                            CLASS B COMMON STOCK

                          PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MAY 12, 2005
P                               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
O The undersigned hereby appoints Donald E. Graham, John B. Morse, Jr., Diana M. Daniels and Gerald M.
X Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in
Y each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of
  Class B Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE
  WASHINGTON POST COMPANY to be held on May 12, 2005, and at any adjournments thereof, on all matters coming before said meeting.

  You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy
  Committee cannot vote your shares unless you sign and return this card.

----------------------------------------------------------------------------------------------------------------
    PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
----------------------------------------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                                   DO YOU HAVE ANY COMMENTS?
----------------------------------------------------        ----------------------------------------------------
----------------------------------------------------        ----------------------------------------------------
----------------------------------------------------        ----------------------------------------------------
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